Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 12th day of April, 2010, between Salary.com, Inc. (the “Company”), and Paul R. Daoust (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company effective February 20, 2010 (the “Effective Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties. The Executive shall serve as the Interim Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the “Board”) and shall have responsibilities and duties consistent with the position of Chief Executive Officer including, without limitation, working cooperatively with the Board to recruit and hire the Company’s next Chief Executive Officer (the “New CEO”). In addition, the Executive shall have such other responsibilities and duties consistent with such position as may from time to time be prescribed by the Board. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement. Executive presently serves as Non-Executive Chairman of the board of directors of HighRoads, Inc., with the approval of the Board.

2. Term. Subject to the termination provisions contained herein, the “Term” of this Agreement shall be from the Effective Date until the date the New CEO commences employment at the Company (the “New CEO Commencement Date”).

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary shall be at the rate of $300,000 per year (the “Base Salary”). The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. The Executive shall be eligible to receive incentive compensation as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s target annual incentive compensation shall be 50 percent (50%) of the Executive’s Base Salary, prorated for any partial year of employment (for the first year of employment, the partial year shall commence on the Effective Date), based on the achievement of performance goals to be established by the Compensation Committee in good faith after consultation with the Executive. The performance goals and the achievement of those goals shall be determined in the sole discretion of the Board or the Compensation Committee. Any incentive compensation may be paid to the Executive in the form of cash or stock, or a combination of cash and stock, determined in the sole discretion of the Compensation Committee. Any incentive compensation shall be paid (if in the form of cash) or granted (if in the form of equity) at the time annual incentive compensation payments are made to the Company’s other senior executives but in no event later than December 31 that immediately follows the end of the applicable fiscal year to which such incentive compensation relates; provided, however, in the event the Executive is entitled to a prorated incentive compensation payment for a partial year of employment, such payment will be paid to Executive within sixty (60) days after the end of the Company’s fiscal quarter during which the Executive’s employment ends.

(c) Equity Grants. The Company shall grant the Executive equity awards in the form of restricted stock units of Salary.com, Inc. (“RSUs”) and stock options to purchase shares of Salary.com, Inc. (“Options”) (collectively the “Equity Grants”). The aggregate fair market value of the Equity Grants shall be $700,000, fifty percent (50%) of which shall be in the form of RSUs (valued at the closing price of the shares of Salary.com Inc. as of the Effective Date) and fifty percent (50%) of which shall be Options (valued under a Black-Scholes model on the date of grant based on the assumptions used by the Company for its financial reporting purposes, which includes market price, historic price volatility up to the date of grant, risk-free interest rate (U.S. Govt) on the date of grant, and the expected life of the option). The Options shall be subject to a four year semi-annual vesting schedule and the RSUs shall become vested only upon the New CEO Commencement Date. Shares shall be issued in settlement of the vested RSUs as soon as reasonably practicable (but in no event more than 30 days) after the vesting date and the Company shall have the discretion to provide for a net issuance of such shares in satisfaction of the minimum required tax withholding obligation. The Equity Grants shall be subject to the other terms and conditions set forth in the applicable equity plan, restricted stock unit and stock options agreements (collectively the “Equity Documents”). In the event the Executive’s employment ends but Executive continues a service relationship with the Company as a Director, consultant or otherwise, the Options will continue to vest in accordance with the terms of the Equity Documents. Further, in the event that either (i) Executive seeks re-election but is not re-elected to the Board effective September 30, 2011, or (ii) after the New CEO Commencement Date the Executive dies or becomes unable to continue his Board service due to Disability, the then outstanding unvested portion of the Options shall immediately vest.

(d) Expenses. The Executive shall be entitled to receive reimbursement for the reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to the Executive under a plan or arrangement referred to in this Section 3(e) in respect of any calendar year during which the Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(f) Vacations. The Executive shall be entitled to four weeks of paid vacation days per year to accrue on a pro-rated basis, provided the Executive consults the Board about the timing of such vacation.

(g) Executive’s Adviser Fees. The Company will reimburse to Executive up to $20,000 for Executive’s documented fees relating to executive compensation consulting and legal advice associated with the negotiation of terms and review of this Agreement and other legal documents associated with the Executive’s employment by the Company.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) End of Term. The Executive’s employment shall automatically terminate at the end of the Term.

(b) Death. The Executive’s employment hereunder shall terminate upon his death.

(c) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s position with or without reasonable accommodation (“Disability”). Nothing in this Section 4(c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(d) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that results in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iv) continued non-performance or unsatisfactory performance by the Executive of the Executive’s responsibilities hereunder which has continued for more than 30 days following written notice of such non-performance from the Board; (v) a material breach by the Executive of any of the provisions contained in this Agreement; (vi) a material violation by the Executive of any of the Company’s written employment policies relating to employee conduct; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(e) Termination Without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(f) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive is required to provide services to the Company (aside from work-related travel); or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a paid suspension of the Executive’s responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g) Notice of Termination. Except for termination as specified in Sections 4(a) and 4(b), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and summarizes in reasonable detail the basis supporting the notifying party’s belief that the termination provision has been triggered.

(h) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment ends at the end of the Term under Section 4(a), the last day of the Term; (ii) if the Executive’s employment is terminated by death under Section 4(b), the date of death; (iii) if the Executive’s employment is terminated on account of disability under Section 4(c) or by the Company for Cause under Section 4(d), the later of the date on which Notice of Termination is given or, if applicable, the expiration of any applicable cure period; (iv) if the Executive’s employment is terminated by the Company without Cause under Section 4(e), on the date on which a Notice of Termination is given; (v) if the Executive’s employment is terminated by the Executive under Section 4(f) without Good Reason, 30 days after the date on which a Notice of Termination is given; and (vi) if the Executive’s employment is terminated by the Executive under Section 4(f) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary, incentive compensation determined by the Board or the Compensation Committee to be earned but not yet paid, unpaid expense reimbursements, and any vested benefits the Executive may have under any Employee Benefit Plan (together, the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason Prior to the New CEO Commencement Date. If, prior to the New CEO Commencement Date, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(e), or the Executive terminates employment for Good Reason as provided in Section 4(f), in addition to the Accrued Benefit and subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 30-day period following the Date of Termination, the Executive shall be entitled to the following:

(i) the Company shall pay the Executive an amount equal to the (A) Executive’s annual Base Salary plus (B) the Executive’s full 50% target incentive compensation for the then current fiscal year (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning on the first payroll date that occurs 40 days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in Section 8 of this Agreement, the Company shall have the right to cease all payments of the Severance Amount; and

(ii) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earlier of 18 months following the Date of Termination or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall timely elect COBRA and shall promptly respond fully to any reasonable inquiries related to COBRA eligibility.

6. Change in Control Payment. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding severance pay and benefits if a termination of employment occurs in conjunction with a Change in Control. These provisions shall terminate and be of no further force or effect after the occurrence of a Change in Control.

(a) Change in Control. If in conjunction with a Change in Control that occurs prior to the New CEO Commencement Date, the Executive’s employment is terminated by the Company or its successor without Cause as provided in Section 4(e) or the Executive terminates employment for Good Reason as provided in Section 4(f), then, subject to the signing of the Release by the Executive within 30 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to 1 1/2 times the sum of (A) the Executive’s annual Base Salary (or the Executive’s annual Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target incentive bonus for the then current fiscal year (the “CIC Payment”). The CIC Payment shall be paid on the Company’s first regular payroll date that occurs 40 days after the Date of Termination in a lump sum in cash provided, however, that if the Change in Control does not constitute a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A of the Code, the CIC Payment shall be paid at the same time and on the same schedule as provided in Section 5(b)(i) with respect to the Severance Amount;

(ii) to the extent not previously vested under the terms of the Equity Documents, the Equity Grants will vest in full; and

(iii) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earlier of 18 months following the Date of Termination or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries related to COBRA eligibility.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For purposes of this Section 6(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) The determination as to which of the alternative provisions of Section 6(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 6(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent (50%) or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. For purposes of this Section 8, “Company” shall mean the Company and each of its subsidiaries. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and shall not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive shall return to the Company all such materials and property as and when requested by the Company. In any event, the Executive shall return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive shall not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Nonsolicitation. During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination, the Executive (i) shall refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) shall refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts the Executive’s ability to perform fully the services contemplated by this Agreement. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully that the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Company and the Executive shall each be responsible for 50% of the fees and costs directly associated with any such arbitration, such as filing fees and arbitrators’ fees. The parties shall bear their own attorney’s fees. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction of such dispute. Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.

11. Integration. This Agreement and the Equity Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

SALARY.COM, INC.

By:	/s/ Robert Trevisani

Its:	Director

Date:	4/21/10

PAUL R. DAOUST

/s/ Paul R. Daoust
Paul R. Daoust

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